Exhibit 99.1

Investor Relations Strategic Public Relations	PondelWilkinson Inc. 21700 Oxnard Street, Suite 1840 Woodland Hills, CA 91367 T (310) 279 5980 F (310) 279 5988 W www.pondel.com

NEWS RELEASE	CONTACTS:	Rodney C. Sacks Chairman and Chief Executive Officer (951) 739-6200 Hilton H. Schlosberg Vice Chairman (951) 739-6200 Roger S. Pondel / Judy Lin Sfetcu PondelWilkinson Inc. (310) 279-5980

MONSTER BEVERAGE REPORTS 2019 FOURTH QUARTER AND FULL YEAR

FINANCIAL RESULTS

-- Fourth Quarter Net Sales rise 10.1 percent to $1.02 billion --

-- Fourth Quarter Net Income increases 6.6 percent to $255.0 million --

-- Fourth Quarter Net Income per diluted share increases 9.7 percent to $0.47 per share --

Corona, CA – February 27, 2020 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and twelve-months ended December 31, 2019.

Fourth Quarter Results

Net sales for the 2019 fourth quarter increased 10.1 percent to $1.02 billion from $924.2 million in the same period last year. Gross sales for the 2019 fourth quarter increased 10.3 percent to $1.17 billion from $1.06 billion in the same period last year.

The comparative net and gross sales for the 2018 fourth quarter were negatively impacted by approximately $16.0 million and $18.0 million, respectively, due to advance purchases made by our customers in anticipation of a price increase effective November 1, 2018 in the United States.

Net changes in foreign currency exchange rates had an unfavorable impact on net and gross sales for the 2019 fourth quarter of $9.1 million and $10.9 million, respectively.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks and Reign Total Body FuelTM high performance energy drinks, increased 11.7 percent to $953.2 million for the 2019 fourth quarter, from $853.3 million for the 2018 fourth quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $8.5 million for the 2019 fourth quarter.

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Monster Beverage Corporation

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Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, decreased 10.1 percent to $59.2 million for the 2019 fourth quarter, from $65.8 million in the 2018 fourth quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of $0.6 million for the 2019 fourth quarter.

Net sales for the Company’s Other segment, which includes certain products of American Fruits and Flavors, LLC, a wholly-owned subsidiary of the Company, sold to independent third parties (the “AFF Third-Party Products”), were $4.9 million for the 2019 fourth quarter, compared with $5.1 million in the 2018 fourth quarter.

Net sales to customers outside the United States increased 16.5 percent to $319.5 million in the 2019 fourth quarter, from $274.3 million in the 2018 fourth quarter. Such sales were approximately 31 percent of total net sales in the 2019 fourth quarter, compared with 30 percent in the 2018 fourth quarter.

Gross profit, as a percentage of net sales, for the 2019 fourth quarter was 60.0 percent, compared with 59.7 percent in the 2018 fourth quarter.

Operating expenses for the 2019 fourth quarter were $293.7 million, compared with $245.7 million in the 2018 fourth quarter. Operating expenses for the 2019 fourth quarter included a $13.5 million provision in connection with an intellectual property claim brought by the descendants of Hubert Hansen, in relation to the Company’s use of the Hubert Hansen name prior to the transaction with The Coca-Cola Company, that closed in 2015.

Distribution costs as a percentage of net sales were 3.5 percent for the 2019 fourth quarter, compared with 3.7 percent in the 2018 fourth quarter.

Selling expenses as a percentage of net sales for the 2019 fourth quarter were 12.3 percent, compared with 11.3 percent in the 2018 fourth quarter.

General and administrative expenses for the 2019 fourth quarter were $133.0 million, or 13.1 percent of net sales, compared with $106.6 million, or 11.5 percent of net sales, for the 2018 fourth quarter. General and administrative expenses for the 2019 fourth quarter include the provision in connection with the intellectual property claim referred to above. Stock-based compensation (a non-cash item) was $16.5 million for the fourth quarter of 2019, compared with $14.7 million in the 2018 fourth quarter.

Operating income for the 2019 fourth quarter increased to $317.0 million from $306.5 million in the 2018 fourth quarter.

The effective tax rate for the 2019 fourth quarter was 20.6 percent, compared with 23.1 percent in the 2018 fourth quarter. The decrease in the effective tax rate was primarily the result of a decrease in state income taxes. In addition, the provision for income taxes for the 2019 fourth quarter included a non-recurring tax benefit of $8.0 million as a result of a change in the estimated effective state income tax rates. The decrease in the effective tax rate was partially offset by increased income taxes in certain foreign jurisdictions.

Net income for the 2019 fourth quarter increased 6.6 percent to $255.0 million from $239.1 million in the 2018 fourth quarter. Net income per diluted share for the 2019 fourth quarter increased 9.7 percent to $0.47 from $0.43 in the fourth quarter of 2018.

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Rodney C. Sacks, Chairman and Chief Executive Officer, said: “We are pleased to report record gross and net sales for the 2019 fourth quarter and for the 2019 fiscal year, driven by growth in our Monster Energy® brand energy drinks internationally, as well as from sales of our Reign Total Body Fuel™ high performance energy drinks, which we launched in the first quarter of 2019.

“Net sales for the 2019 fourth quarter exceeded $1 billion for the first time, and for the full year exceeded $4 billion for the first time. Net income for the 2019 year exceeded $1 billion, also for the first time.

 “During the fourth quarter, we launched Java Monster® Farmer’s Oats and two new Reign Total Body Fuel™ high performance energy drinks in the United States. Internationally, we added various Monster Energy® brand energy drinks, as well as Espresso Monster® to our portfolio in certain countries and launched Monster HydroSport Super Fuel® in Germany, the Republic of Ireland and the United Kingdom during the fourth quarter. Also during the fourth quarter, we launched our Reign Total Body Fuel™ high performance energy drinks in Puerto Rico, the Republic of Ireland and the United Kingdom and are planning further introductions in other international markets in 2020.

“We also launched Predator®, our affordable energy brand in additional international markets during the fourth quarter, with plans for further launches of Predator® this year.

“We have a robust plan for new product introductions in 2020, and most recently launched our Monster Energy® brand energy drinks in Israel, with further country launches and transitions planned for later this year,” Sacks added.

2019 Full-Year Results

Net sales for the twelve-months ended December 31, 2019 increased 10.3 percent to $4.20 billion from $3.81 billion in the comparable period last year.  Gross sales for the twelve-months ended December 31, 2019 increased 9.9 percent to $4.87 billion from $4.43 billion in the comparable period last year.

Net changes in foreign currency exchange rates had an unfavorable impact on net and gross sales for the twelve-months ended December 31, 2019 of $69.2 million and $82.5 million, respectively.

Gross profit, as a percentage of net sales, for the twelve-months ended December 31, 2019 was 60.0 percent, compared with 60.3 percent in the comparable period last year.

Operating expenses for the twelve-months ended December 31, 2019 were $1.12 billion, compared with $1.01 billion in the comparable period last year.

Operating income for the twelve-months ended December 31, 2019 increased to $1.40 billion from $1.28 billion in the comparable period last year.

Net income for the twelve-months ended December 31, 2019 increased 11.6 percent to $1.11 billion from $993.0 million in the comparable period last year.  Net income per diluted share for the twelve-months ended December 31, 2019 increased 15.2 percent to $2.03 from $1.76 in the comparable period last year. The effective tax rate was 21.8 percent for the twelve-months ended December 31, 2019, versus 23.2 percent for the comparable period last year.

Share Repurchase Program

During the 2019 fourth quarter, the Company purchased approximately 4.1 million shares of its common stock at an average purchase price of $55.75 per share, for a total amount of $229.6 million (excluding broker commissions).

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As of February 27, 2020, approximately $536.6 million remained available for repurchase under the Company’s previously authorized repurchase programs.

Investor Conference Call

The Company will host an investor conference call today, February 27, 2020, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Monster MAXX® maximum strength energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Caffé Monster® non-carbonated energy coffee drinks, Monster Rehab® non-carbonated tea + energy drinks, Muscle Monster® non-carbonated energy shakes, Monster Hydro® non-carbonated refreshment + energy drinks, Monster HydroSport Super Fuel® non-carbonated advanced hydration + energy drinks, Monster Dragon Tea® non-carbonated energy teas, Reign Total Body Fuel™ high performance energy drinks, Reign Inferno™ thermogenic fuel high performance energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Play® and Power Play® (stylized) energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Live+® energy drinks and Predator® energy drinks. For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

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The following table reconciles the non-GAAP financial measure of gross sales with the most directly comparable GAAP financial measure of net sales (in thousands):

	Three-Months Ended December 31,		Twelve-Months Ended December 31,
	2019	2018	2019	2018
Gross sales, net of discounts and returns	$1,172,570	$1,063,187	$4,867,698	$4,429,522
Less: Promotional allowances, commissions and other expenses	155,364	138,958	666,879	622,339
Net Sales	$1,017,206	$924,229	$4,200,819	$3,807,183

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: our ability to recognize benefits from The Coca-Cola Company (TCCC) transaction; our extensive commercial arrangements with TCCC and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; the impact of TCCC bottlers/distributors distributing Coca-Cola brand energy drinks; the impact on our business of trademark and trade dress infringement proceedings brought against us relating to our Reign Total Body Fuel™ high performance energy drinks; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; our ability to introduce and increase sales of both existing and new products; our ability to implement the share repurchase programs; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; adverse publicity surrounding obesity and health concerns related to our products, water usage, environmental impact, human rights and labor and workplace laws; changes in demand due to both domestic and international economic conditions; the impact on our global supply chain and our operations due to the recent coronavirus (or COVID-19) outbreak; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability and retort production; product distribution and placement decisions by retailers; the effects of retailer consolidation on our business and our ability to successfully adapt to the rapidly changing retail landscape; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2018 and our subsequently filed quarterly reports on Form 10-Q. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND TWELVE-MONTHS ENDED DECEMBER 31, 2019 AND 2018

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net sales¹	$1,017,206	$924,229	$4,200,819	$3,807,183

Cost of sales	406,438	372,028	1,682,234	1,511,808

Gross profit¹	610,768	552,201	2,518,585	2,295,375
Gross profit as a percentage of net sales	60.0%	59.7%	60.0%	60.3%

Operating expenses²	293,722	245,691	1,115,646	1,011,756
Operating expenses as a percentage of net sales	28.9%	26.6%	26.6%	26.6%

Operating income¹,²	317,046	306,510	1,402,939	1,283,619
Operating income as a percentage of net sales	31.2%	33.2%	33.4%	33.7%

Interest and other income, net	4,188	4,384	13,023	9,653

Income before provision for income taxes¹,²	321,234	310,894	1,415,962	1,293,272

Provision for income taxes	66,280	71,789	308,127	300,268
Income taxes as a percentage of income before taxes	20.6%	23.1%	21.8%	23.2%

Net income¹,²	$254,954	$239,105	$1,107,835	$993,004
Net income as a percentage of net sales	25.1%	25.9%	26.4%	26.1%

Net income per common share:
Basic	$0.47	$0.43	$2.04	$1.78
Diluted	$0.47	$0.43	$2.03	$1.76

Weighted average number of shares of common stock and common stock equivalents:
Basic	537,403	550,324	542,191	557,166
Diluted	541,245	556,666	546,608	564,254

Case sales (in thousands) (in 192-ounce case equivalents)	106,037	97,476	448,770	410,886
Average net sales per case[3]	$9.55	$9.43	$9.31	$9.21

¹Includes $10.7 million and $11.0 million for the three-months ended December 31, 2019 and 2018, respectively, related to the recognition of deferred revenue. Includes $46.3 million and $44.3 million for the twelve-months ended December 31, 2019 and 2018, respectively, related to the recognition of deferred revenue.

² Includes $0.3 million and $0.02 million for the three-months ended December 31, 2019 and 2018, respectively, related to distributor termination costs. Includes $11.3 million and $26.6 million for the twelve-months ended December 31, 2019 and 2018, respectively, related to distributor termination costs.

3Excludes Other segment net sales of $4.9 million and $5.1 million for the three-months ended December 31, 2019 and 2018, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents. Excludes Other segment net sales of $21.9 million and $22.9 million for the twelve-months ended December 31, 2019 and 2018, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2019 AND DECEMBER 31, 2018

(In Thousands, Except Par Value) (Unaudited)

	December 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$797,957	$637,513
Short-term investments	533,063	320,650
Accounts receivable, net	540,330	484,562
Inventories	360,731	277,705
Prepaid expenses and other current assets	54,868	44,909
Prepaid income taxes	29,360	38,831
Total current assets	2,316,309	1,804,170

INVESTMENTS	12,905	-
PROPERTY AND EQUIPMENT, net	298,640	243,051
DEFERRED INCOME TAXES	84,777	85,687
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,052,105	1,045,878
OTHER ASSETS	53,973	16,462
Total Assets	$5,150,352	$4,526,891

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$274,045	$248,760
Accrued liabilities	114,075	112,507
Accrued promotional allowances	166,761	145,741
Deferred revenue	44,237	44,045
Accrued compensation	47,262	39,903
Income taxes payable	14,717	10,189
Total current liabilities	661,097	601,145

DEFERRED REVENUE	287,469	312,224

OTHER LIABILITIES	30,505	2,621

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 636,460 shares issued and 536,698 shares outstanding as of December 31, 2019; 630,970 shares issued and 543,676 shares outstanding as of December 31, 2018	3,182	3,155
Additional paid-in capital	4,397,511	4,238,170
Retained earnings	5,022,480	3,914,645
Accumulated other comprehensive loss	(32,387)	(32,864)
Common stock in treasury, at cost; 99,762 and 87,294 shares as of December 31, 2019 and December 31, 2018, respectively	(5,219,505)	(4,512,205)
Total stockholders' equity	4,171,281	3,610,901
Total Liabilities and Stockholders’ Equity	$5,150,352	$4,526,891